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                                 Special Notice
                             to the Shareholders of

KEYSTONE AMERICA OMEGA FUND, INC.

Dear Shareholder:

We need your help!

There are just a few shareholders like yourself from whom we have not received a proxy card. Without more votes, your Fund will have to adjourn its shareholder meeting again without approving or disapproving the important issue before your Fund.

This means that YOUR vote is very important!

The proposal before your Fund is for a tax-free reorganization of the Fund as a Massachusetts business trust. Management believes approval of the proposal should result in reduced operating expenses and provide additional flexibilities to your Fund. The Fund's Board of Directors believes that approval of this proposal is in the best interests of shareholders and they recommend that you vote in favor of it.

PLEASE VOTE TODAY!

It's easy to vote your shares and it will only take a minute. SIMPLY SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you have already voted, thank you for your participation -- no further action is required on your part.

We sincerely appreciate your vote, and hope that you will take a moment to vote on this important issue which affects your Fund.

Sincerely,



Albert H. Elfner, III                        George S. Bissell
Chairman and President                       Chairman of the Board
Keystone Investments, Inc.                   Keystone Funds